Form of Drinker Biddle & Reath LLP Tax Opinion

_________ __, 2000


Shepmyers Investment Company
Route 194 South
P.O. Box 339
Hanover, PA  17331

		Re:	Agreement and Plan of Reorganization by and between
			Shepmyers Investment Company and Smith Barney Muni Funds

Dear Ladies and Gentlemen:

	You have asked for our opinion as to certain Federal income tax consequences of the transactions contemplated in the above-referenced Agreement and Plan of Reorganization (the "Reorganization Agreement").

Background

	Shepmyers Investment Company (the "Transferor Fund") is a closed-end management investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "Act"). Smith Barney Muni Funds ("SBMF") is an open-end management investment company registered with the SEC under the Act.
SBMF has several portfolios, one
of which is the National Portfolio (the "Surviving Fund").

	At the Effective Time of the Reorganization (as defined in the Reorganization Agreement), it is contemplated that the Transferor Fund will transfer all of its assets and liabilities to the Surviving Fund in exchange for Shares of the Surviving Fund. The Transferor Fund will then distribute the Shares to the shareholders of the Transferor Fund in exchange for all outstanding shares of the Transferor Fund, and the existence of the Transferor Fund will be terminated. All of the above steps constitute the "Transactions."

	For purposes of this opinion, we have relied on certain written representations of officers of the Transferor Fund and SBMF and shareholders of the Transferor Fund, and have assumed such representations to be true. We have also assumed that the Reorganization Agreement substantially in the form included as Appendix A to the Combined Proxy Statement/Prospectus (the "Proxy Statement"), a draft of which is part of the Registration Statement filed with the SEC on Form N-14, has been duly authorized by the parties and approved by the shareholders of the Transferor Fund, and the appropriate documents have been filed with the appropriate government agencies.


Conclusions

	Based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service contained in revenue rulings and procedures, and judicial decisions, and upon the assumptions and representations referred to herein and the documents provided to us by you (including the Proxy Statement and the Reorganization Agreement), it is our opinion for Federal income tax purposes that:

(i) the acquisition of the assets and assumption of the liabilities of the Transferor Fund by the Surviving Fund in return for Shares of the Surviving Fund followed by the distribution of such shares to the shareholders of the Transferor Fund, as provided in the Reorganization Agreement, will constitute a
"reorganization" within the meaning of section 368(a)(1)(C) or 368(a)(1)(D) of the Code, and each such Fund will be "a party to the reorganization" within the meaning of section 368(b) of the Code;
(ii) in accordance with sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by the Transferor Fund as a result of the Transactions;
(iii) in accordance with section 1032(a) of the Code, no gain or loss will be recognized by the Surviving Fund as a result of the Transactions;
(iv) in accordance with section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of the Transferor Fund upon the receipt of the Shares of the Surviving Fund in exchange for their shares of the Transferor Fund;
(v) in accordance with section 358(a)(1) of the Code, the tax basis of the Shares of the Surviving Fund received by the shareholders of the Transferor Fund will be the same as the tax basis of the shares of the Transferor Fund exchanged therefor in the Transactions;
(vi) in accordance with section 362(b) of the Code, the tax basis of the assets received by the Surviving Fund in the Transactions will be the same as the tax basis of such assets in the hands of the Transferor Fund immediately before the Transactions;
(vii) in accordance with section 1223(1) of the Code, the holding period of the Shares of the Surviving Fund received by the shareholders of the Transferor Fund will include the holding period of the shares of the Transferor Fund exchanged therefor, provided that at the time of the exchange the shares of the Transferor Fund were held as capital assets;
(viii) in accordance with section 1223(2) of the Code, the holding period of the
Surviving Fund with respect to the assets acquired in the Transactions will include the period during which such assets were held by the Transferor Fund; and (ix) in accordance with section 381(a) of the Code, the Surviving Fund will succeed to the tax attributes of the Transferor Fund described in section 381(c) of the Code.
	This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above. Additionally, we express no opinion on the tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such change could affect the validity of the opinion set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

	Please note that W. Bruce McConnel , a member of this firm, is the Secretary of the Transferor Fund.


Very truly yours,